UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 20, 2013

NETLIST, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33170	95-4812784
(State or Other Jurisdiction of	(Commission	(IRS Employer
Incorporation)	File Number)	Identification Number)

51 Discovery, Suite 150

Irvine, California 92618
(Address of Principal Executive Offices)

(949) 435-0025

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 -  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangement of Certain Officers.

 (d)           On August 20, 2013, our board of directors (the “Board”), appointed Blake  A. Welcher to our Board effective immediately.  Mr. Welcher will serve as an independent director. The Board has determined that Mr. Welcher qualifies as independent under the independence standards set forth in Nasdaq Marketplace Rule 5605(a)(2).   With the addition of Mr. Welcher, the size of the Board increases to six members.

Mr. Welcher brings more than 19 years of industry experience to Netlist’s Board of Directors. He has an extensive background in worldwide licensing operations, corporate governance, risk management, intellectual property and legal affairs. He has served as Executive Vice President, General Counsel and Corporate Secretary of DTS, Inc., a leader in high-definition audio technologies and audio enhancement solutions  that is listed on Nasdaq, since November 2003, and as a member of the Company’s executive team since March 2000.

Mr. Welcher’s compensation for his services as a director will be consistent with that of our other non-employee directors, including the execution and delivery of an indemnification agreement with Mr. Welcher in the form previously approved by the Board, all as described in our proxy statement on Form 14A filed on April 29, 2013.  There are no arrangements or understandings between Mr. Welcher and any other persons pursuant to which Mr. Welcher was selected as a director.   Mr. Welcher is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K.

On August 20, 2013, we issued a press release announcing the appointment of Mr. Welcher to the Board. A copy of the press release is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01-  FINANCIAL STATEMENTS AND EXHIBITS

(d)           Exhibits. The following exhibit is furnished herewith:

Exhibit
Number	Description of Exhibit

99.1	Press Release, dated August 20, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETLIST, INC.

Date: August 20, 2013	By:	/s/ Gail M. Sasaki
Gail M. Sasaki
Vice President, Chief Financial Officer and Secretary